Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 9, 2011 in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-172707) and related Prospectus of Accretive Health, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Chicago, Illinois
March 17, 2011